news	UNIT CORPORATION
7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
January 9, 2007

UNIT ANNOUNCES COMPANY-RECORD 2007 CAPITAL EXPENDITURE BUDGET
AND PROVIDES OPERATIONS UPDATE

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT), a diversified energy company with a consistently growing exploration and production asset base, one of the largest onshore drilling fleet operating in the U.S., and a rapidly expanding midstream business unit, today announced its planned 2007 operating capital budget of $482 million, the largest in the Company’s 45-year history, and certain 2006 operating results of its wholly owned subsidiaries.

Unit Petroleum Company
Unit Petroleum Company has budgeted capital expenditures of $326 million, excluding acquisitions, for 2007, of which $280 million is planned for exploration and development drilling. This budget represents a 37% increase over the company’s estimated 2006 capital expenditures, excluding acquisitions. At the end of 2006, Unit Petroleum had spud 248 new wells and had completed drilling operations on 233 of those wells. In addition, 11 wells were completed in 2006 that were spud in 2005 for a total of 244 completed wells. Of the 244 wells, 214 were completed as producing for a success rate of 88%.
The company currently plans to participate in the drilling of 270 wells during 2007, an increase of 11% over 2006. Although the Company does not provide quarterly production forecasts, Unit’s preliminary 2007 annual guidance is approximately 60.0 billion cubic feet equivalent. The Company’s long-time stated goal is to replace each year a minimum 150% of its production through drilling and strategic acquisitions, a goal which the Company has successfully met since 1984.

Unit Drilling Company
Unit Drilling Company has budgeted capital expenditures of $131 million for 2007, which represents a decrease of 25% over estimated 2006 capital expenditures. Unit ended 2006 with a record 117 drilling rigs, having added six rigs to the fleet in 2006. The company recently completed the building of its 117th drilling rig, a 750-horsepower, diesel electric rig, and is in the process of constructing two additional drilling rigs that will be completed in the first quarter of 2007. Both of these new rigs will be 1,500 horsepower, diesel-electric drilling rigs and are already under contract. Of Unit’s current 117 drilling rigs, 110 are under contract. The company has enjoyed having its rigs at or above 90% utilization for 12 consecutive quarters, which is above industry-average utilization rates for the drilling group.

Superior Pipeline Company
Superior Pipeline Company has budgeted capital expenditures of $25 million for 2007. During 2006, Superior completed the installation of a second natural gas treatment plant on the Panola gathering system, acquired two natural gas processing plants to be installed on existing facilities, completed the acquisition of an additional gathering system and processing plant and added an additional 100 miles of pipeline. Currently, Superior's asset base consists of three natural gas treatment plants, six operated natural gas processing plants, 37 active gathering systems and approximately 600 miles of pipeline. Also during 2006, Superior connected an additional 58 wells to its gathering systems.

Management Comments
Larry Pinkston, President and Chief Executive Officer, said: “For the exploration and production group, we have increased the number of wells we plan to drill this year by 11% and anticipate this to be a positive impact to our operations. We are confident that our high-quality E&P asset base offers us multiple ways to realize meaningful growth for our shareholders. During the period 2003 through 2005, we increased our reserves 35% on a debt-adjusted per share basis, an excellent return when you consider our third quarter 2006 debt-to-capitalization ratio of 12%. Our drilling operations remain very active, despite the recent softening in commodity prices. We’re very pleased with how our drilling customers continue to turn to Unit, which we believe is a testament to the quality of our rigs and people. We are very excited about how Superior Pipeline continues to grow and add to its asset base. Superior is rapidly establishing a significant operation in the Arkoma and Mid-Continent basins, two of America’s important regional plays for meeting the growing need for natural gas. We look forward to announcing more 2006 results when they become available.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount and value of the company’s oil and natural gas reserves, the number of future wells the company’s exploration and production segment plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, anticipated operational dates for drilling rigs under construction, future rates to be paid for the company’s drilling rigs as well as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.